Form 8-K
Exhibit Index

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported): October 22, 1999

HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, FL	32919

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 727-9100

No Change

(Former name or former address, if changed since last report.)

Items 1-4.    Not Applicable.

Item 5.         Other Events.

On October 22, 1999, Harris Corporation (“Harris” or the “Company”) announced that its Board of Directors has today formally approved the spin-off of its Lanier Worldwide subsidiary as an independent publicly traded company. The Board declared a dividend of one share of Lanier common stock for each share of Harris common stock to Harris shareholders of record on November 1, 1999. The distribution of the dividend is scheduled to occur November 5, 1999. Harris will retain approximately ten percent (10%) of the outstanding shares of Lanier. Lanier will trade on the New York Stock Exchange under the symbol “LR.” Information concerning the dividend and Lanier will be sent to shareholders following the spin-off.

The Company also announced that its Board of Directors today also authorized the repurchase of up to 15 million shares of Harris common stock following the spin-off of Lanier. These repurchases may be made in the open-market, in negotiated or block transactions or pursuant to tender offers. The Company currently anticipates tendering for a substantial number of shares under this authorization following the spin-off of Lanier. The Company currently has 79.2 million shares outstanding.

The Company also announced that the Board declared a cash dividend of $.05 for the quarter, payable on December 3, 1999, to record holders on November 19, 1999.

A copy of the press release is filed herewith as Exhibit 99 and is incorporated herein by reference.

Item 6.	Not Applicable.

Item 7.	Financial Statements and Exhibits.

	(a)	Financial Statements. None.

	(b)	Pro Forma Financial Information. None.

	(c)	Exhibits.

The following document is filed as an Exhibit to this Report:

		99.	Press Release, dated October 22, 1999, announcing the formal approval by Harris Corporation's Board of Directors of the spin-off of Lanier Worldwide, and the approval of a share repurchase program and the declaration of a quarterly dividend.

Items 8-9.	Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

By: /s/ Bryan R. Roub

Name: Bryan R. Roub
Title: Senior Vice President &
Chief Financial Officer

Date: October 22, 1999

EXHIBIT INDEX

Exhibit No.
Under Reg.
S-K, Item 601	Description

99.	Press Release, dated October 22, 1999, announcing the formal approval by Harris Corporation's Board of Directors of the spin-off of Lanier Worldwide, the approval of a share repurchase program and the declaration of a quarterly dividend.

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